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                                                                    EXHIBIT 99.2

                             EQUISTAR CHEMICALS, LP
                          EQUISTAR FUNDING CORPORATION

               LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS
                          for Tender of All Outstanding
                   Unregistered 10 5/8% Senior Notes due 2011
                                 in Exchange for
                    Registered 10 5/8% Senior Notes due 2011

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The Exchange Offer will expire at 5:00 p.m., New York City time, on            ,
2003 (the "Expiration Date"), unless sooner terminated or extended. Outstanding notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.
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To The Depository Trust Company Participants:

         We are enclosing herewith the materials listed below relating to the offer by Equistar Chemicals, LP and Equistar Funding Corporation (together, the "Issuers") to exchange their 10 5/8% Senior Notes due 2011 ( the "New Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 10 5/8% Senior Notes due 2011 (the "Outstanding Notes"), upon the terms and subject to
the conditions described in the Issuers' prospectus dated             , 2003 and
the related letter of transmittal (the "Exchange Offer").

         We are enclosing copies of the following documents:

                  1.   Prospectus dated           , 2003;

                  2.   Letter of Transmittal;

                  3.   Notice of Guaranteed Delivery; and

                  4. Letter of instructions that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining that client's instruction with regard to the Exchange Offer.

         We urge you to contact your clients promptly. Please note that the
Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2003,
unless sooner terminated or extended.

         The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

         Pursuant to the letter of transmittal, each holder of Outstanding Notes will represent to the Issuers that:

         1. such person is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers or a broker-dealer tendering Outstanding Notes acquired directly from the Issuers for its own account;

         2. if such person is not a broker-dealer or is a broker-dealer but will not receive New Notes for its own account in exchange for Outstanding Notes, it is not engaged in, and does not intend to participate in, a distribution of the New Notes;

         3. such person does not have an arrangement or understanding with any person to participate in the distribution of the Outstanding Notes or the New Notes within the meaning of the Securities Act;

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         4.       any New Notes to be received are being acquired in the
                  ordinary course of business of the person receiving such New Notes; and

         5. if such person is a broker-dealer who will receive New Notes for its own account in exchange for Outstanding Notes, the Outstanding Notes to be exchanged for New Notes were acquired as a result of market-making activities or other trading activities, and it will deliver a Prospectus in connection with any resale of those New Notes; however, by so acknowledging and by delivering a Prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The enclosed letter to clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

         The Issuers will not pay any fee or commission to any broker or dealer or to any other person other than the Exchange Agent, in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuers will pay, or cause to be paid, any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

         Additional copies of the enclosed material may be obtained from us upon request.

                                            Very truly yours,


                                            Equistar Chemicals, LP
                                            Equistar Funding Corporation


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